                                                     Registration No. 333-135623
As filed with the Securities and Exchange Commission on August 21, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ILINC COMMUNICATIONS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   76-0545043
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                        2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JAMES M. POWERS, JR.
                           ILINC COMMUNICATIONS, INC.
                        2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                           COPIES OF COMMUNICATION TO:
                            JAMES S. RYAN, III, ESQ.
                              JACKSON WALKER L.L.P.
                           901 MAIN STREET, SUITE 6000
                               DALLAS, TEXAS 75202
                                 (214) 953-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.........................................................................[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.................................[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering................................[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .....................................................[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ............................................[ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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                           ILINC COMMUNICATIONS, INC.

                        11,783,544 SHARES OF COMMON STOCK



         This is an offering of shares of common stock, par value $0.001 per share, of iLinc Communications, Inc. All of the shares being offered will be sold from time to time by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders. However, upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. Expenses in connection with the registration of these shares of common stock under the Securities Act of 1933, including legal and accounting fees, will be paid by iLinc Communications, Inc.

         Our common stock is quoted on the American Stock Exchange under the symbol "ILC." On August 18, 2006, the last reported sales price of our common stock on the American Stock Exchange was $0.40 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is August 21, 2006.

         The information in this prospectus is not complete and may be changed. The selling stockholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                                     TABLE OF CONTENTS

         PROSPECTUS SUMMARY....................................................1

         COMPANY INFORMATION...................................................1

         THE OFFERING..........................................................3

         RISK FACTORS..........................................................3

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................8

         USE OF PROCEEDS.......................................................8

         SELLING STOCKHOLDERS..................................................9

         PLAN OF DISTRIBUTION.................................................15

         LEGAL MATTERS........................................................16

         EXPERTS..............................................................16

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................16

         WHERE YOU CAN FIND MORE INFORMATION..................................17



                                    Page (i)

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                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS INCLUDING "RISK FACTORS" BEFORE MAKING AN INVESTMENT DECISION. UNLESS THE CONTEXT REQUIRES OTHERWISE IN THIS PROSPECTUS, REFERENCES IN THIS PROSPECTUS TO "ILINC," "WE," "US," "OUR," OR THE "COMPANY" REFER TO ILINC COMMUNICATIONS, INC.


                               COMPANY INFORMATION

         Headquartered in Phoenix, Arizona, iLinc Communications, Inc. is a leading provider of Web conferencing, audio conferencing and collaboration software and services. We develop and sell software that provides real-time collaboration and training using Web-based tools. Our four-product iLinc Suite, comprised of LearnLinc, MeetingLinc, ConferenceLinc, and SupportLinc, is an award winning virtual classroom, Web conferencing and collaboration suite of software. With our Web collaboration, conferencing and virtual classroom products, we provide simple, reliable and cost-effective tools for remote presentations, meetings and online events. Our software is based on a proprietary architecture and code that finds its origins as far back as 1994, in what we believe to be the beginnings of the Web collaboration industry. Versions of the iLinc Suite have been translated into six languages, and it is currently available in version 8.01. Our customers may choose from several different pricing and licensing options for the iLinc Suite depending upon their needs. Uses for our four-product suite of Web collaboration software include online business meetings, sales presentations, training sessions, product demonstrations and technical support assistance. We sell our software solutions to large and medium-sized corporations inside and outside of the Fortune 1000. We market our products using a direct sales force and a distribution channel consisting of agents and value added resellers. We allow customers to choose between purchasing a perpetual license and subscribing to a term license, providing for flexibility in pricing and payment methods. Our revenues are a mixture of high margin perpetual licenses of software and monthly recurring revenues from annual maintenance, hosting and support agreements, and other products and services.

         Our common stock is quoted on the American Stock Exchange under the symbol "ILC." Our principal executive offices are located at 2999 N. 44th Street, Suite 650, Phoenix, Arizona 85018. Our main telephone number is 602-952-1200.

         OUR BUSINESS

WEB CONFERENCING AND WEB COLLABORATION

         The iLinc Suite is a four-product suite of software that addresses the four most common business collaboration needs.

         LearnLinc is an Internet-based software that is designed for training and education of remote students. With LearnLinc, instructors and students can collaborate and learn remotely providing an enhanced learning environment that replicates and surpasses traditional instructor-led classes. Instructors can create courses and classes, add varied agenda items, enroll students, deliver live instruction, and deliver content that includes audio, video, and interactive multimedia. In combination with TestLinc, LearnLinc permits users to administer comprehensive tests, organize multiple simultaneous breakout sessions, and record, edit, play back, and archive entire sessions for future use.

         MeetingLinc is an online collaboration software designed to facilitate the sharing of documents, PowerPoint(TM) presentations, graphics, and applications between meeting participants without leaving their desks. MeetingLinc allows business professionals, government employees, and educators to communicate more effectively and economically through interactive online meetings using Voice-over IP technology to avoid the expense of travel and long distance charges. MeetingLinc allows remote participants to: give presentations, demonstrate their products and services, annotate on virtual whiteboards, edit documents simultaneously, and take meeting participants on a Web tour. Like all of the Web collaboration products in the Suite, MeetingLinc includes integrated voice and video conferencing services.

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         ConferenceLinc is a presentation software designed to deliver the message in a one-to-many format providing professional management of Web conferencing events. ConferenceLinc manages events such as earning announcements, press briefings, new product announcements, corporate internal mass communications and external marketing events. ConferenceLinc is built on the MeetingLinc software platform and code to combine the best interactive features with an easy-to-use interface providing meaningful and measurable results to presenters and participants alike. Its design includes features that take the hassle out of planning and supporting a hosted Web seminar. ConferenceLinc includes automatic email invitations, "one-click join" capabilities, online confirmations, update notifications, and customized attendee registration. With ConferenceLinc, presenters may not only present content, but may also gain audience feedback using real-time polling, live chat, question and answer sessions, and post-event assessments. The entire presentation is easily recordable for viewing offline and review after the show with the recorder capturing the content and the audio, video, and participant feedback.

         SupportLinc is an online technical support and customer sales support software designed to give customer service organizations the ability to provide remote hands-on support for products, systems, or software applications. SupportLinc manages the support call volume and enhances the effectiveness of traditional telephone-based customer support systems. SupportLinc's custom interface is designed to be simple to use so as to improve the interaction and level of support for both customers and their technical support agents.

         Our Web collaboration software is sold on a perpetual license or periodic license basis. A customer may choose to acquire a one-time perpetual license (the "Purchase Model") or may rent our software on an annual basis on either a per-seat or per minute basis (the "ASP Model"). Should they choose to acquire the software using the Purchase Model, then they may either elect to host our software behind their own firewall or they may choose to have iLinc host it for them, depending upon their preferences, budget and IT capabilities. Customers who select the Purchase Model, whether hosted by iLinc or the customer may also subscribe for ongoing customer support and maintenance services, using a support and maintenance contract with terms from one to five years. iLinc launched the Enterprise Unlimited perpetual licensing model during fiscal 2006, which enables customers to pay a one-time up-front fee for unlimited, organization-wide Web conferencing. The maintenance and support fee charged is between 15% and 18% of the purchase license fee that is paid for the perpetual licenses and varies depending upon the length of the support agreement. If a customer chooses to have iLinc host their Purchase Model licenses, then the customer is charged a hosting fee equal to 10% of the purchase license fee that was paid for the perpetual license. Those customers who qualify for the iLinc Enterprise Unlimited site license may subscribe to an unlimited use license. The initial iLinc Enterprise Unlimited license fee is determined based upon the number of employees within the customer's organization, or other factors. The annual maintenance and support fees and hosting fees associated with an iLinc Unlimited license are then based upon a fixed rate per seat license that is active on each annual anniversary of the iLinc Unlimited license agreement. Customers may expand the number of active seats available to them at any time with a corresponding increase in annual maintenance and hosting fees being charged.

         Customers choosing the ASP Model pay per seat (concurrent connection) on either a per-month or per year basis depending upon the length and term of the subscription agreement. Hosting and maintenance are included as a part of the monthly or annual rental fees. Customers may also obtain Web conferencing and audio conferencing on a per minute basis using the iLinc On-Demand product. Those choosing the iLinc On-Demand product pay on a monthly basis typically without contractual commitment.

AUDIO CONFERENCING

         Through its acquisition of substantially all of the assets of Glyphics Communications, Inc. ("Glyphics") in June 2004, the Company also delivers comprehensive audio conferencing solutions that help businesses provide virtual meetings, corporate events, distance learning programs, and daily conference calls. Our audio conferencing offering includes a wide array of services and products that include the following:

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         o        AUDIO ON-DEMAND(TM) (NO RESERVATIONS NEEDED): With
                  pre-established calling accounts for each user, you can create or participate in conference calls with no advance notice, 24/7;

         o RESERVED AUTOMATED: The solution for recurring calls, each participant has a permanent number and passcode;

         o OPERATOR ASSISTED: For important calls, this service includes an iLinc conference operator to host, monitor, and coordinate the call; and,

         o ONLINE SEMINARS: High quality event services that include invitation and user management, scripting, presentation preparation, post show distribution, and dedicated operator assistance from iLinc.

         Customers may purchase our audio conferencing products and services without an annual contract commitment on a monthly recurring usage basis, and often subscribe for a fixed per-minute rate.

OTHER PRODUCTS AND SERVICES

         In addition to the iLinc Suite of products and services, we offer to our customers an array of e-Learning and training products and services. We offer training software products that like iLinc, promote online collaboration with products that integrate with our LearnLinc software. These include:
TestLinc which is an assessment and quizzing tool that allows for formal testing and evaluation of students and i-Canvas(TM) which is a training content development software that allows non-technical training professionals to create Web-based training courses without programming. i-Canvas is sold on an individual user perpetual license basis. We offer custom content development services through a subcontractor relationship. We also offer a library of online courses focused upon the training of executives on essential business topics. Our off-the-shelf online library of content includes an online mini-MBA program co-developed with the Tuck School of Business at Dartmouth College.

                                  THE OFFERING

         Common stock offered       11,783,544 shares of our common stock are
                                    being offered by this prospectus. All of the shares offered by this prospectus are being sold by the selling stockholders.

         Use of proceeds            We will not receive any proceeds from the
                                    sale of shares of common stock in this
                                    offering. However, upon any exercise for cash of the warrants described herein, we will receive the exercise price of the warrants.

         The American Stock         "ILC"
         Exchange symbol

         The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.


                                  RISK FACTORS

         You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could be adversely affected.

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WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR
BUSINESS.

         We have a limited operating history in the Web conferencing and audio conferencing business. While the organizations that we have acquired have been engaged in their respective businesses for over five years, we only recently acquired those assets and have undertaken to integrate their assets into our operations at varying levels. Since the acquisition of these businesses, we have made significant changes to our product mix and service mix, our growth strategies, our sales and marketing plans, and other operational matters. Given our recent investment in technology, we cannot be certain that our business model and future operating performance will yield the results that we intend. In addition, the competitive and rapidly changing nature of the Web conferencing and audio conferencing markets makes it difficult for us to predict future results. Our business strategy may be unsuccessful and we may be unable to address the risks we face.

WE FACE RISKS INHERENT IN INTERNET-RELATED BUSINESSES AND MAY BE UNSUCCESSFUL IN ADDRESSING THESE RISKS.

         We face risks frequently encountered by companies in new and rapidly evolving markets such as Web conferencing and audio conferencing. We may fail to adequately address these risks and, as a consequence, our business may suffer. To address these risks among others, we must successfully introduce and attract new customers to our products and services; successfully implement our sales and marketing strategy to generate sufficient sales and revenues to sustain operations; foster existing relationships with our customers to provide for continued or recurring business and cash flow; and, successfully address and establish new products and technologies as new markets develop. We may not be able to sufficiently address and overcome risks inherent in our business strategy.

OUR QUARTERLY OPERATING RESULTS ARE UNCERTAIN AND MAY FLUCTUATE SIGNIFICANTLY.

         Our operating results have varied significantly from quarter to quarter and are likely to continue to fluctuate as a result of a variety of factors, many of which we cannot control. Factors that may adversely affect our quarterly operating results include: the size and timing of product orders; the mix of revenue from custom services and software products; the market acceptance of our products and services; our ability to develop and market new products in a timely manner; the timing of revenues and expenses relating to our product sales; and, revenue recognition rules. Expense levels are based, in part, on expectations as to future revenue and to a large extent are fixed in the short term. To the extent we are unable to predict future revenue accurately, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

WE HAVE LIMITED FINANCIAL RESOURCES AND MAY NOT REMAIN PROFITABLE.

         We have incurred substantial operating losses and have limited financial resources at our disposal. We have long-term obligations that we will not be able to satisfy without additional debt and/or equity capital and/or ultimately generating profits and cash flows from our Web conferencing and audio conferencing operations. If we are unable to remain profitable, we will face increasing demands for capital. We may not be successful in raising additional debt or equity capital and may not remain profitable. As a result, we may not have sufficient financial resources to satisfy our obligations as they come due in the short term.

LISTING QUALIFICATIONS MAY NOT BE MET.

         The American Stock Exchange's continued listing standards require that we maintain stockholders' equity of at least $4.0 million if we have losses from continuing operations and/or net losses in three of our four most recent fiscal years. We have sustained losses in three of our four most recent fiscal years and therefore must maintain stockholders' equity of at least $4.0 million. If now or in the future, we fail to maintain a sufficient level of stockholders' equity in compliance with those and other listing standards of the American Stock Exchange, then we would be required to submit a plan to the American Stock Exchange describing how we intended to regain compliance with the requirements. In the event that our shares of common stock are diluted, the liquidity and price per share of our common stock may be adversely affected.

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DILUTION TO EXISTING STOCKHOLDERS WILL OCCUR UPON ISSUANCE OF SHARES WE HAVE
RESERVED FOR FUTURE ISSUANCE.

         On June 30, 2006, 34,342,115 shares of our common stock were issued, of which 1,432,412 were held in treasury, leaving 32,909,703 shares issued and outstanding. An additional 17,102,743 shares of our common stock were reserved for issuance upon exercise of warrants or the conversion of convertible notes and convertible preferred stock. The issuance of these additional shares will reduce the percentage ownership of our existing stockholders. The existence of these reserved shares coupled with other factors, such as the relatively small public float, could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

THE LOSS OF THE SERVICES OF OUR SENIOR EXECUTIVES AND KEY PERSONNEL WOULD LIKELY CAUSE OUR BUSINESS TO SUFFER.

         Our success depends to a significant degree on the performance of our senior management team. The loss of any of these individuals could harm our business. We do not maintain key person life insurance for any officers or key employees other than on the life of James M. Powers, Jr., our Chairman, President and CEO, with that policy providing a death benefit to the Company of $1.0 million. Our success also depends on the ability to attract, integrate, motivate and retain additional highly skilled technical, sales and marketing, and professional services personnel. To the extent we are unable to attract and retain a sufficient number of additional skilled personnel, our business will suffer.

OUR INTELLECTUAL PROPERTY MAY BECOME SUBJECT TO LEGAL CHALLENGES, UNAUTHORIZED USE OR INFRINGEMENT, ANY OF WHICH COULD DIMINISH THE VALUE OF OUR PRODUCTS AND SERVICES.

         Our success depends in large part on our proprietary technology. If we fail to successfully enforce our intellectual property rights, the value of these rights, and consequently, the value of our products and services to our customers, could diminish substantially. It may be possible for third parties to copy or otherwise obtain and use our intellectual property or trade secrets without our authorization, and it may also be possible for third parties to independently develop substantially equivalent intellectual property. Currently, we do not have patent protection in place related to our products and services. Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. While we have not received any notice of any claim of infringement of any of our intellectual property, from time to time we may receive notice of claims of infringement of other parties' proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. These types of claims could also delay product shipment or require us to develop non-infringing technology or enter into royalty or licensing agreements, which agreements, if required, may not be available on reasonable terms, or at all.

COMPETITION IN THE WEB CONFERENCING AND AUDIO CONFERENCING SERVICES MARKET IS INTENSE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY, PARTICULARLY AS A RESULT OF RECENT ANNOUNCEMENTS FROM LARGE SOFTWARE COMPANIES.

         The markets for Web conferencing and audio conferencing products and services are relatively new, rapidly evolving and intensely competitive. Competition in our market will continue to intensify and may force us to reduce our prices, or cause us to experience reduced sales and margins, loss of market share and reduced acceptance of our services. Many of our competitors have larger and more established customer bases, longer operating histories, greater name recognition, broader service offerings, more employees and significantly greater financial, technical, marketing, public relations, and distribution resources than we do. We expect that we will face new competition as others enter our market to develop Web conferencing and audio conferencing services. These current and future competitors may also offer or develop products or services that perform better than ours. In addition, acquisitions or strategic partnerships involving our current and potential competitors could harm us in a number of ways.

FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET-BASED BUSINESS AND SERVICES.

         As commercial use of the Internet increases, federal, state, and foreign agencies could enact laws or adopt regulations covering issues such as user privacy, content, and taxation of products and services. If enacted, such laws or regulations could limit the market for our products and services. Although they might not apply to our business directly, we expect that laws or


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

rules regulating personal and consumer information could indirectly affect our business. It is possible that such legislation or regulation could expose us to liability which could limit the growth of our Web conferencing and audio conferencing products and services. Such legislation or regulation could dampen the growth in overall Web conferencing usage and decrease the Internet's acceptance as a medium of communications and commerce.

WE DEPEND LARGELY ON ONE-TIME SALES TO GROW REVENUES WHICH MAKE OUR REVENUES DIFFICULT TO PREDICT.

         While audio conferencing provides a more recurring revenue base, a high percentage of our revenue is attributable to one-time purchases by our customers rather than long term, recurring, conferencing ASP type contracts. As a result, our inability to continue to obtain new agreements and sales may result in lower than expected revenue, and therefore, harm our ability to achieve or sustain operations or profitability on a consistent basis, which could also cause our stock price to decline. Further, because we face competition from larger, better-capitalized companies, we could face increased downward pricing pressure that could cause a decrease in our gross margins. Additionally, our sales cycle varies depending on the size and type of customer considering a purchase. Potential customers frequently need to obtain approvals from multiple decision makers within their company and may evaluate competing products and services before deciding to use our services. Our sales cycle, which can range from several weeks to several months or more, combined with the license purchase model makes it difficult to predict future quarterly revenues.

OUR OPERATING RESULTS MAY SUFFER IF WE FAIL TO DEVELOP AND FOSTER OUR VALUE ADDED RESELLER OR DISTRIBUTION RELATIONSHIPS.

         We have an existing channel and distribution network that provides growing revenues and contributes to our high margin software sales. These distribution partners are not obligated to distribute our services at any minimum level. As a result, we cannot accurately predict the amount of revenue we will derive from our distribution partners in the future. The inability or unwillingness of our distribution partners to sell our products to their customers and increase their distribution of our products could result in significant reductions in our revenue, and therefore, harm our ability to achieve or sustain profitability on a consistent basis.

SALES IN FOREIGN JURISDICTIONS BY OUR INTERNATIONAL DISTRIBUTOR NETWORK AND US MAY RESULT IN UNANTICIPATED COSTS.

         We continue to expand internationally through our value added reseller network and OEM partners. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

         o our inability to establish and maintain effective distribution channels and partners;
         o        the varying technology standards from country to country;
         o our inability to effectively protect our intellectual property rights or the code to our software;
         o our inexperience with inconsistent regulations and unexpected changes in regulatory requirements in foreign jurisdictions;
         o        language and cultural differences;
         o        fluctuations in currency exchange rates;
         o        our inability to effectively collect accounts receivable; or
         o our inability to manage sales and other taxes imposed by foreign jurisdictions.

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

THE GROWTH OF OUR BUSINESS SUBSTANTIALLY DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND INTRODUCE NEW SERVICES AND FEATURES IN A TIMELY MANNER.

         We acquired our Web conferencing software and business in November of 2002 and we acquired our audio conferencing business in June of 2004. With our focus on those products and services, our growth depends on our ability to continue to develop new features, products, and services around that software and product line. We may not successfully identify, develop, and market new products and features in a timely and cost-effective manner. If we fail to develop and maintain market acceptance of our existing and new products to offset our continuing development costs, then our net losses will increase and we may not be able to achieve or sustain profitability on a consistent basis.

IF WE FAIL TO OFFER COMPETITIVE PRICING, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS.

         Because the Web conferencing market is relatively new and still evolving, the prices for these services are subject to rapid and frequent changes. In many cases, businesses provide their services at significantly reduced rates, for free or on a trial basis in order to win customers. Due to competitive factors and the rapidly changing marketplace, we may be required to significantly reduce our pricing structure, which would negatively affect our revenue, margins and our ability to achieve or sustain profitability on a consistent basis. We have an existing channel and distribution network that provides growing revenues and contributes to our high margin software sales. These distribution partners are not obligated to distribute our services at any particular minimum level. As a result, we cannot accurately predict the amount of revenue we will derive from our distribution partners in the future. The inability of our distribution partners to sell our products to their customers and increase their distribution of our products could result in significant reductions in our revenue, and therefore, harm our ability to achieve or sustain profitability on a consistent basis.

IF WE ARE UNABLE TO COMPLETE OUR ASSESSMENT AS TO THE ADEQUACY OF OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AS REQUIRED BY SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, INVESTORS COULD LOSE CONFIDENCE IN THE RELIABILITY OF OUR FINANCIAL STATEMENTS, WHICH COULD RESULT IN A DECREASE IN THE VALUE OF OUR COMMON STOCK.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring non-accelerated public companies to include in their annual reports on Form 10-K for fiscal years beginning after December 16, 2006 a report of management on their company's internal control over financial reporting, including management's assessment of the effectiveness of their company's internal control over financial reporting as of the company's fiscal year end. In addition, the accounting firm auditing a public company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting as well as the operating effectiveness of the company's internal controls. There is a risk that we may not comply with all of its requirements. If we do not timely complete our assessment or if our accounting firm determines that our internal controls are not designed or operating effectively as required by Section 404, our accounting firm may either disclaim its opinion as it is related to management's assessment of the effectiveness of its internal controls or may issue a qualified opinion on the effectiveness of our internal controls. If our accounting firm disclaims its opinion or qualifies its opinion as to the effectiveness of our internal controls, then investors may lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline.

WE MAY ACQUIRE OTHER BUSINESSES THAT COULD NEGATIVELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS AND DILUTE EXISTING STOCKHOLDERS.

         We may pursue additional business relationships through acquisitions which may not be successful. We may have to devote substantial time and resources in order to complete acquisitions and we therefore may not realize the benefits of those acquisitions. Further, these potential acquisitions entail risks, uncertainties and potential disruptions to our business. For example, we may not be able to successfully integrate a company's operations, technologies, products and services, information systems, and personnel into our business. These risks could harm our operating results and could adversely affect prevailing market prices for our common stock.

OUR CURRENT STOCK COMPENSATION EXPENSE NEGATIVELY IMPACTS OUR EARNINGS, AND WHEN WE ARE REQUIRED TO REPORT THE FAIR VALUE OF EMPLOYEE STOCK OPTIONS AS AN EXPENSE IN CONJUNCTION WITH THE NEW ACCOUNTING STANDARDS, OUR EARNINGS WILL BE ADVERSELY AFFECTED, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

         Under our current accounting practice, stock compensation expense is recorded on the date of the grant only if the current market price of the underlying stock exceeds the exercise price. Beginning with the fiscal quarter beginning April 1, 2006, we will be required to report all employee stock options as an expense based on a change in the accounting standards and our earnings will be negatively impacted, which could adversely affect prevailing market prices for our common stock and increase our anticipated net losses.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements made in this prospectus that involve words like "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These are statements that relate to future periods and include, but are not limited to, statements as to our ability to: sell our products and services; improve the quality of our software; derive overall benefits of our products and services; introduce new products and versions of our existing products; sustain and increase revenue from existing products; integrate current and emerging technologies into our product offerings; control our expenses including those related to sales and marketing, research and development, and general and administrative expenses; control changes in our customer base; support our customers and provide sufficient technological infrastructure; obtain sales or increase revenues; impact the results of legal proceedings; control and implement changes in our employee headcount; obtain sufficient cash flow; manage liquidity and capital resources; realize positive cash flow from operations; or realize net earnings.

         Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from anticipated results. These risks and uncertainties include, but are not limited to, our dependence on our products or services, market demand for our products and services, our ability to attract and retain customers and channel partners, our ability to expand our technological infrastructure to meet the demand from our customers, our ability to recruit and retain qualified employees, the ability of channel partners to successfully resell our products, the status of the overall economy, the strength of competitive offerings, the pricing pressures created by market forces, and the risks discussed herein. All forward-looking statements included in this report are based on information available to us as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, to reflect any change in our expectations or in events, conditions or circumstances on which any such statement is based. Readers are urged to carefully review and consider the various disclosures made in this report and in our other reports filed with the SEC that attempt to advise interested parties of certain risks and factors that may affect our business. Our reports are available free of charge as soon as reasonably practicable after such material is electronically filed with the SEC and may be obtained through our Web site located at www.ilinc.com.

                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of the common stock.

         Certain of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. Upon any exercise of warrants by payment of cash, we will receive the exercise price of those exercised warrants.

         We have, therefore, outstanding warrants whose underlying common stock is covered by this prospectus that would provide cash in the amount of $386,000 to us if all of the warrants were exercised at the various prices as reflected in the following table:

         --------------------------- ------------------ ----------------------
         NUMBER OF SHARES OF COMMON      EXERCISE PRICE   PROCEEDS PROVIDED TO
          STOCK UNDERLYING WARRANTS           PER SHARE  COMPANY UPON EXERCISE
         --------------------------- ------------------ ----------------------
                            700,000              $0.50               $350,000
         --------------------------- ------------------ ----------------------
                             50,000              $0.32                $16,000
         --------------------------- ------------------ ----------------------
                             50,000              $0.40                $20,000
         --------------------------- ------------------ ----------------------

         To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

                              SELLING STOCKHOLDERS

         The shares of common stock being sold by the selling stockholders consist of:

         o 2,800,000 shares of our common stock issuable upon conversion of convertible preferred stock issued in a private placement in September of 2005. The convertible preferred stock has the following terms:

                           The convertible preferred stock, with respect to dividend rights and rights on liquidation, is on par with the Company's Series A Preferred Stock and ranks senior to the Common Stock and to all other equity securities issued by the Company. For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities or other debt instruments outstanding.

                           The holders of convertible preferred stock are entitled to receive cash dividends, out of funds that are legally available therefore, at an annual rate equal to 8% of the original purchase price per share of convertible preferred stock ($10.00). Such dividends are payable quarterly. All dividends on the convertible preferred stock are cumulative.

                           Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to be paid in cash out of the assets of the Company an amount per share of Series B Preferred Stock equal to 100% of the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus accrued but unpaid dividends. Series B Preferred Stock shall be on par with the Series A Preferred Stock terms of Liquidation Preference and dividend treatment.

                           After payment of the full amount of the liquidating distributions to which they are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the Common Stock and convertible preferred stock based on the number of shares of Common Stock into which the shares of convertible preferred stock would then convert.

                           Any shares of convertible preferred stock may, at the holder's option, be converted at any time after the 90th day following the initial closing date of the offering, September 30, 2005, at a conversion price of $0.25 per share, subject to adjustment of value. The deemed $10.00 per share issue price and initial conversion price result in an initial conversion rate of 40 shares of Common Stock for each share of convertible preferred stock held. The Company may require conversion of the convertible preferred stock if at any time that the 5-trading day average closing price of the Common Stock exceeds $0.90 per share.

                           Upon conversion, a holder of convertible preferred stock will be entitled to receive a payment of all accrued but unpaid dividends.

                           Holders of convertible preferred stock generally do not have the right to vote on matters brought before the stockholders of the Company.

         o 700,000 shares of our common stock issuable upon exercise of warrants issued in a private placement offering in September 2005. These warrants have the following terms:

                           The warrants are exercisable for shares of Common Stock at an exercise price equal to $0.50 per share, subject to adjustment for certain events, and expire in September 2008. The exercise price of the warrants is subject to adjustment generally in the event of
                           (i) the subdivision of the Common Stock into a greater number of shares, or the combination of the Common Stock into a lesser number of shares; (ii) distributions to all or substantially all holders of Common Stock of evidences of indebtedness, any other securities of the Company or any property or assets other than cash; and (iii) issuances of other securities of the Company by reclassification of Common Stock.

                           The warrants are redeemable at the option of the Company at a price of $0.001 per warrant on thirty
                           (30) days prior notice if at any time that the 5-trading day average closing price of the Company's Common Stock has exceeded $1.50 per share. A call for redemption does not limit the right of the holder to exercise the warrant prior to the date of redemption.

         o 100,000 shares of our common stock issuable upon exercise of warrants issued to John Rhodes, III pursuant to a Note Modification and Settlement Agreement with us dated December 8, 2004 and a subsequent agreement in March of 2006, both of which were entered into for the purpose of extending terms on debt assumed by us under the terms of an asset purchase and plan of reorganization between us and the stockholders of Glyphics Communications, Inc. The warrants issued on June 8, 2005 are exercisable for 50,000 shares of Common Stock at an exercise price equal of $0.32 per share at any time from and after June 8, 2005 through the second anniversary of the date of the Warrant, June 8, 2007. The warrants issued on April 1, 2006 are exercisable for 50,000 shares of Common Stock at an exercise price equal of $0.40 per share at any time from and after April 1, 2006 through the third anniversary of the date of the Warrant, April 1, 2009.

         o 8,183,544 shares of common stock were issued to investors in private transactions as indicated below that were exempt from registration under Section 4(2) of the Securities Act of 1933.

                  o 508,084 shares of its common stock, par value $0.001 issued to investors who were holders of the Company's 12% convertible redeemable subordinated notes. The stock was issued in exchange for notes with an aggregate principal balance of $150,000, together with accrued but unpaid interest aggregating $6,271.23. The notes had been issued in March of 2002 as a part of a private placement, and under their terms, principal was due in 2012, with interest payable quarterly at the rate of 12% until maturity. The notes were exchanged for common stock using the fixed price of $0.30 per share on August 1, 2005.

                  o 966,850 shares of its common stock, par value $0.001 issued to investors who were holders of the Company's 12% convertible redeemable subordinated note. The stock was issued in exchange for the notes with an aggregate principal balance of $250,000, together with accrued but unpaid interest aggregating $1,380.82. The notes had been issued in March of 2002 as a part of a private placement, and under its terms, principal was due in 2012, with interest payable quarterly at the rate of 12% until maturity. The notes were exchanged for common stock using the fixed price of $0.26 per share on August 12 and August 16, 2005.

                  o 400,000 shares of its common stock, par value $0.001 issued to investors who were holders of the Company's 12% convertible redeemable subordinated notes. The stock was issued in exchange for notes with an aggregate principal balance of $100,000. The notes had been issued in March of 2002 as a part of a private placement, and under their terms, principal was due in 2012, with interest payable quarterly at the rate of 12% until maturity. The notes were exchanged for common stock using the fixed price of $0.25 per share on August 16, 2005.

                  o 903,205 shares of its common stock, par value $0.001 issued to investors who were holders of the Company's 10% senior notes due July 15, 2007. The stock was issued in exchange for their notes with an aggregate principal balance of $225,000, together with accrued but unpaid interest aggregating $801.37. The notes had been issued in April of 2004 as a part of a private placement, and under their terms, principal was due in 2007, with interest payable quarterly at the rate of 10% until maturity. The notes were exchanged for common stock using the fixed price of $0.25 per share on August 2, 2005.

                  o 5,405,405 shares of its common stock, par value $0.001 issued to investors in the Company's private placement offering of its common stock on June 9, 2006. The stock was issued in exchange for an investment of $2,000,000.

  SELLING STOCKHOLDER TABLE - BENEFICIAL OWNERSHIP AND SHARES OFFERED FOR SALE

         As of August 16, 2006, we had 34,343,677 shares of our common stock issued and 32,911,265 shares of our common stock outstanding. Assuming the complete exercise of the warrants referenced herein, we would have 33,711,265 shares of common stock outstanding. The following table sets forth the name and relationship with us, if any, of the selling stockholders and (1) the number of shares of common stock beneficially owned by each of the selling stockholders as of July 6, 2006 (2) the maximum number of shares of common stock which may be offered for the account of each of the selling stockholders under this prospectus and (3) the amount and percentage of common stock that would be owned by each of the selling stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The information set forth below is based upon written documentation submitted to us by the selling stockholders. Except as otherwise noted below, none of the selling stockholders has, within the past three years, had any position, office or other material relationship with us.

              NAME OF HOLDER                    SHARES        SHARES OFFERED   SHARES OWNED    PERCENTAGE OWNED
                                             BENEFICIALLY                     AFTER OFFERING      AFTER THE
                                             OWNED BEFORE                                          OFFERING
                                               OFFERING                                               (2)
                                                  (1)
James H. Keet and Margaret O. Keet                 225,000          125,000         100,000         *

James L. Dunn, Sr. (3)                             155,000          125,000          30,000         *

Sage Lentz and Wendy Lentz                         250,000          250,000               0         *

Kent Petzold (4)                                   288,460          250,000          38,460         *

Investor Group, L.P. (5)                           300,000          300,000               0         *

CCI Network Services (6)                           300,000          300,000               0         *

Lightstream Communications, Inc. (7)               450,000          450,000               0         *

Investor Growth Capital Limited (8)                700,000          700,000               0         *

Leeds Equity Partners III, L.P. (9)              1,718,066        1,000,000         718,066        2.1%

John D. Rhodes, III (10)                         1,327,345          100,000       1,227,345        3.6%

James M. Powers, Jr. (11)                          937,617           96,154         841,463        2.5%

Delaware Charter Guarantee & Trust Co.
TTEE FBO Laura G. Powers IRA, LTJ -
890536 (12)                                         96,154           96,154               0         *

David A. Little                                    148,961           96,154          52,807         *

Jack A. Belz                                       200,000          200,000               0         *

Jimmie D. Williams                                 210,800          200,000          10,800         *

Edgar E. Greve and Kay S. Greve                    282,308          192,308          90,000         *

                                    Page 12


              NAME OF HOLDER                    SHARES        SHARES OFFERED   SHARES OWNED    PERCENTAGE OWNED
                                             BENEFICIALLY                     AFTER OFFERING      AFTER THE
                                             OWNED BEFORE                                          OFFERING
                                               OFFERING                                               (2)
                                                  (1)

John Rowland Jordan and Billie Sager
Jordan                                            389,926          389,926               0         *

Katsinam Partners (13)                            481,068          301,068         180,000         *

Anthony Silverman Rollover IRA (14)             1,456,157          602,137         854,020        2.5%

Peldawn, LLC (15)                                  84,183           84,183               0         *

Bansco & Co. (16)                                 520,055          520,055               0         *

Benjamin James Taylor and Diane Wong
Shoda, JT                                       1,081,081        1,081,081               0         *

Goldman, Sach & co., as nominee on behalf
of Sophrosyne Technology Fund Ltd. (17)         1,621,621        1,621,621               0         *

Hare and Co. Sub Custodian to Herald
Investment Trust PLC (18)                       2,702,703        2,702,703               0         *

                                   TOTALS:     15,926,505       11,783,544       4,142,961


*Denotes less than 1% of the outstanding shares of common stock.

(1) Each person named above has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person's economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

(2) In determining the percent of voting stock owned by a person after this offering (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 33,711,265 shares of common stock that would be outstanding after the offering assuming the complete exercise of the warrants referenced herein. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(3) Includes 100,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 25,000 shares of our common stock issuable upon exercise of warrants pursuant to investment in a private placement offering in September 2005 by James L. Dunn, Sr., the father of James L. Dunn, Jr., who serves as Senior Vice President, Corporate Development, Chief Financial Officer. Mr. James L. Dunn, Jr. has no direct and beneficial interest in his father's investment.

(4) Includes 200,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 50,000 shares of our common stock issuable upon exercise of warrants pursuant to investment in a private placement offering in September 2005 by Kent Petzold. Mr. Petzold is a member of the Company's board of directors.

(5) Includes 240,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 60,000 shares of our common stock issuable upon exercise of warrants pursuant to investment in a private placement offering in September 2005 by Investor Group, L.P. Wayne Tallowin, Marc Hollander, Robert De Heus, Lisa Helene Crawford, Neil Jesse Crocker, Mary Rose Lacey and Anders Berg are directors and share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

(6) Includes 240,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 60,000 shares of our common stock issuable upon exercise of warrants pursuant to investment in a private placement offering in September 2005 by CCI Network Services. Chris J. Gose, Christopher G. Nottoli and Dave Christenholz share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

(7) Includes 360,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 90,000 shares of our common stock issuable upon exercise of warrants pursuant to investment in a private placement offering in September 2005 Lightstream Communications, Inc. Kurt Richter, James Cassell, Sharon Louie and Rodney Stout share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

(8) Includes 560,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 140,000 shares of our common stock issuable upon exercise of warrants pursuant to investment in a private placement offering in September 2005 by Investor Growth Capital Limited. Wayne Tallowin, Marc Hollander, Robert De Heus, Lisa Helene Crawford, Neil Jesse Crocker, Mary Rose Lacey and Anders Berg are directors and share the voting and/or dispositive powers with regard to our common stock owned by the this entity.

(9) Includes 800,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 200,000 shares of our common stock issuable upon exercise of warrants pursuant to investment in a private placement offering in September 2005 by Leeds Equity Partners III, L.P. Mr. Robert Bernstein is the principal of Leeds Equity Partner, III, LP and general partner of Leeds Equity Associates, L.P. and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

(10) Includes shares issuable upon exercise of warrants to purchase 100,000 shares of our common stock held by John D. Rhodes III pursuant to a Note Modification and Settlement Agreement with the Company dated December 8, 2004 and a subsequent agreement in March of 2006.

(11) Includes 96,154 shares of its common stock held by James M. Powers, Jr. who was a holder of the Company's 12% convertible redeemable subordinated note. The stock was issued in exchange for the note with a principal balance of $25,000. The note had been issued in March of 2002 as a part of a private placement, and under its terms, principal was due in 2012, with interest payable quarterly at the rate of 12% until maturity. The note was exchanged for common stock using the fixed price of $0.26 per share. Dr. James M. Powers, Jr. serves as the Chairman, President and CEO of the Company.

(12) Includes 96,154 shares of our common stock held by Delaware Charter Guarantee Trust Co. TTEE FBO Laura G. Powers, IRA LTJ 890536 who was a holder of the Company's 12% convertible redeemable subordinated note. The stock was issued in exchange for the note with a principal balance of $25,000. The note had been issued in March of 2002 as a part of a private placement, and under its terms, principal was due in 2012, with interest payable quarterly at the rate of 12% until maturity. The note was exchanged for common stock using the fixed price of $0.26 per share. Ms. Laura Powers is the wife of James M. Powers, Jr. who serves as the Chairman, President and CEO of the Company and Ms. Powers exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

(13) Includes 301,068 shares of common stock held by Katsinam Partners, LP. Mr. Anthony Silverman exercises the sole voting and/or dispositive powers with regard to our common stock owned by the this entity.

(14) Includes 602,137 shares of our common stock held by the Anthony Silverman Rollover IRA. Anthony Silverman is trustee and beneficiary that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the IRA.

(15) Includes 84,183 shares of our common stock held by the PelDawn, LLC. PelDawn, LLC is a family trust of Daniel T. Robinson, Jr. who is a member of the Company's board of directors. Mr. Robinson owns 1% directly and 49% indirectly of the LLC. Mr. Russell J. Hensley is the Chief Manager and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the entity.

(16) Includes 520,055 shares of our common stock held by Bansco & Co. of which the Bank of Nova Scotia exercises the sole voting and/or dispositive powers with regard to our common stock owned by the entity.

(17) Includes 1,621,621 shares of our common stock held by Sophrosyne Technology Fund Ltd. of which the Benjamin James Taylor is a director and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the entity.

(18) Includes 2,702,703 shares of our common stock held by Hare and Co. as sub custodian to Herald Investment Trust PLC of which Herald Investment Management Limited is the manager and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the entity.



                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in: (i) transactions in the over-the-counter market, the American Stock Exchange, or on one or more exchanges; (ii) privately negotiated transactions; (iii) underwritten offerings; or (iv) a combination of these methods of sale. The selling stockholders may sell the shares of our common stock at: (i) fixed prices which may be changed; (ii) market prices prevailing at the time of sale;
(iii) prices related to prevailing market prices; or (iv) privately negotiated prices.

         DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS

         The selling stockholders or their transferees may effect transactions by selling the shares of common stock either directly to purchasers; or to or through agents, dealers or underwriters designated from time to time. Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS

         To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders (who will be limited to stockholders who acquire shares after the date of this prospectus from persons named as selling stockholders in this prospectus), the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. No supplement to this prospectus may involve increasing the number of shares or the dollar amount registered under the registration statement of which this prospectus is a part, or include shares from a transaction other than the one to which the original registration statement filing relates. Information regarding selling stockholders who are unnamed at the time of effectiveness of the registration statement of which this prospectus is a part must be provided using a post-effective amendment to the registration statement.

         STATE SECURITIES LAW

         Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES AND INDEMNIFICATION

         We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and we will bear all expenses related to the registration of this offering. However, we will not pay for any underwriting commissions, fees or discounts, if any. We have agreed to indemnify certain of the selling stockholders against certain civil liabilities, including certain liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P.


                                     EXPERTS

         The consolidated financial statements as of and for the years ended March 31, 2005 and March 31, 2006 are incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the years ending March 31, 2005 and March 31, 2006. Our consolidated financial statements as of and for the years ended March 31, 2005 and March 31, 2006 incorporated by reference in this prospectus have been audited by Epstein Weber & Conover, PLC, an independent registered public accounting firm, to the extent set forth in their reports and incorporated herein in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

         The consolidated statement of operations, the consolidated statement of shareholders' equity and consolidated statement of cash flows for the year ended March 31, 2004 are incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ending March 31, 2006. Our consolidated financial statements for the year ended March 31, 2004 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent set forth in their reports which contain an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 2 to the consolidated financial statements and incorporated herein in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means incorporated documents are considered part of this prospectus. Therefore, we can disclose important information to you by referring you to those documents, and that information that we file with the SEC will automatically update and supersede this incorporated information.

         The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

         o our Current Report on Form 8-K, filed with the SEC on May 4, 2006;

         o our Current Report on Form 8-K, filed with the SEC on May 8, 2006;

         o our Current Report on Form 8-K, filed with the SEC on June 13, 2006;

         o our Current Report on Form 8-K, filed with the SEC on June 22, 2006;

        o our Annual Report on Form 10-K for the year ended March 31, 2006, filed with the SEC on June 29, 2006;

         o our Current Report on Form 8-K, filed with the SEC on July 6, 2006;

         o        our Proxy Statement on Form 14A, filed with the SEC on July
                  13, 2006;

         o our Current Report on Form 8-K, filed with the SEC on July 27, 2006; and

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the SEC on August 1, 2006.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such documents should be directed to: James L. Dunn, Jr., Senior Vice President, Chief Financial Officer & General Counsel, 2999 N. 44th Street, Suite 650, Phoenix, AZ 85018, Telephone:
(602) 952-1200, email: jdunn@ilinc.com.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the Company's Web site at http://www.ilinc.com and the SEC's Web site at http://www.sec.gov.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by us in connection with the offering described in this registration statement. All amounts are estimates, except the SEC registration fee.

                  SEC Registration Fee                          $   643.03
                  Legal Fees and Expenses                       $ 4,500.00
                  Accounting Fees and Expenses                  $30,000.00
                                                                ----------
                           TOTAL                                $34,143.03
                                                                ==========

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         DELAWARE GENERAL CORPORATION LAW

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set

                                  Page II - 1
forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

         Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         RESTATED CERTIFICATE OF INCORPORATION

         The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

         BYLAWS

         The Bylaws of the Company provide that the Company will indemnify any director or officer of the Company to the full extent permitted by applicable law, and may, if and to the extent authorized by the Board of Directors, so indemnify such other persons whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

         INSURANCE

         The Company maintains liability insurance for the benefit of its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is therefore unenforceable.

                                  Page II - 2

         ITEM 16.  EXHIBITS.

         The list of exhibits under the heading EXHIBIT LIST beginning on page II-6 of this registration statement is incorporated into this Item 16 by reference.


         ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purpose of determining liability under the Securities Act to any purchaser:

          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
               (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the


                                  Page II - 3
               prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  Page II - 4

                                   SIGNATURES


         Pursuant to the requirements of Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on August 21, 2006.


                                             ILINC COMMUNICATIONS, INC.


                                         By: /s/ JAMES M. POWERS, JR.
                                            ------------------------------------
                                            James M. Powers, Jr.,
                                            Chairman of the Board, President and
                                            Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                         CAPACITY                                            DATE
----                                         --------                                            ----

/s/ JAMES M. POWERS, JR.                    Chairman of the Board, President and Chief           August 21, 2006
--------------------------------            Executive Officer (Principal Executive Officer)
James M. Powers, Jr.

/s/ JAMES L. DUNN, JR.                       Senior Vice President and Chief Financial Officer    August 21, 2006
--------------------------------             (Principal Financial and Accounting Officer)
James L. Dunn, Jr.

/s/ JAMES H. COLLINS                 *       Director                                             August 21, 2006
--------------------------------
James H. Collins

/s/ KENT PETZOLD                     *       Director                                             August 21, 2006
--------------------------------
Kent Petzold

/s/ DANIEL T. ROBINSON, JR.          *       Director                                             August 21, 2006
--------------------------------
Daniel T. Robinson, Jr.

/s/ CRAIG W. STULL                   *       Director                                             August 21, 2006
--------------------------------
Craig W. Stull


* BY JAMES L. DUNN, JR., ATTORNEY-IN-FACT





                                  Page II - 5

EXHIBIT
NUMBER        DESCRIPTION OF EXHIBITS
------        -----------------------

3.1(1)      Restated Certificate of Incorporation of the Company
3.2(1)      Bylaws of the Company
3.3(2)      Restated Certificate of Incorporation of the Company
3.4(2)      Amendment of Bylaws of the Company
3.5(3)      Restated Certificate of Incorporation of the Company
3.6(4)      Certificate of Designations of Series A Preferred Stock
3.7(5)      Certificate of Amendment of Restated Certificate of Incorporation of
            the Company
3.8(6)      Revised Certificate of Designations of Series B Preferred Stock
4.1(1)      Form of certificate evidencing ownership of Common Stock of the
            Company
4.2(2)      Form of certificate evidencing ownership of Common Stock of the
            Company
4.3(3)      Form of Convertible Redeemable Subordinated Note
4.4(4)      Form of Redeemable Warrant (2003 Private Placement Offering)
5.1(7)      Opinion of Jackson Walker L.L.P.
+23.1       Consent of independent auditors, BDO Seidman, LLP, dated August 18,
            2006 to the incorporation by reference of their report dated May 21, 2004 in the Company's annual report on Form 10-K for the year ended
            March 31, 2006.
+23.2       Consent of independent auditors, Epstein, Weber & Conover, PLC dated
            August 17, 2006 to the incorporation by reference of their report dated June 13, 2006 in the Company's annual report on Form 10-K for the year ended March 31, 2006.



_______________________
(1) Previously filed as an exhibit to iLinc's Registration Statement on Form S-1 (No. 333-37633), and incorporated herein by reference.
(2) Previously filed as an exhibit to iLinc's Annual Report on Form 10-K for the year ended March 31, 2001.
(3) Previously filed as an exhibit to iLinc's Annual Report on Form 10-K for the year ended March 31, 2002.
(4) Previously filed as an exhibit to iLinc's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003.
(5) Previously filed as an exhibit to iLinc's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003.
(6) Previously filed as an exhibit to iLinc's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005.
(7)       Previously filed as an exhibit to this Registration Statement.

+    Filed herewith as an exhibit.


                                  Page II - 6